Exhibit 99.3
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
OCTOBER 28, 2009

CONTACTS:
MATT SHEPPARD SENIOR DIRECTOR – CORPORATE DEVELOPMENT (304) 353-5235 matt.sheppard@chk.com	JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION CONFIRMS DECISION NOT TO DRILL
FOR NATURAL GAS IN THE NEW YORK CITY WATERSHED

OKLAHOMA CITY, OKLAHOMA, October 28, 2009 – Chesapeake Energy Corporation (NYSE:CHK), America’s most active driller of new natural gas wells and one of its largest natural gas producers, today confirmed its previous announcements that it has no intention of drilling natural gas wells within the New York City watershed.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “Chesapeake prides itself on using environmentally friendly technologies for developing and producing natural gas – a reliable, affordable, American energy source that is critical to our nation’s clean energy future.  However, it has become increasingly clear to us over the past few months that the concern for drilling in the watershed has become a needless distraction from the larger issues of how we can safely and effectively develop the natural gas reserves that underlie various counties in the Southern Tier of New York and create high-quality green jobs in the Southern Tier and throughout the state.  Our research has shown we are the only leasehold owner in the New York City watershed, and so Chesapeake is uniquely positioned to take this issue off the table and allow the discussion to proceed constructively on natural gas development in the Southern Tier.  The small amount of acreage Chesapeake had acquired within the watershed region – fewer than 5,000 acres – was largely obtained as a result of leasing land outside the watershed from property owners who also had tracts within the watershed.  This leasehold is immaterial to Chesapeake and also does not appear prospective for the Marcellus Shale.

“Though Chesapeake believes it can drill safely in any watershed, including New York City’s as confirmed by New York’s Department of Environmental Conservation’s supplemental Generic Environmental Impact Statement (GEIS), we have chosen to focus our efforts on more promising areas for gas development in the state.  We fully support setting high environmental standards for the extraction of natural gas from the Marcellus Shale and we look forward to continuing that process with the state.  Chesapeake supports the Department of Environmental Conservation’s decision to have all hydraulic fracturing vendors register their products and reveal the chemicals used in them.  We applaud the process they have undertaken and believe it to be a good model for other states. In fact, Chesapeake has already disclosed the frac chemicals it uses on its own website at www.chk.com and also at www.hydraulicfracturing.com, which are both accessible to anyone interested in knowing the ingredients of the hydraulic fracturing operations utilized in Chesapeake’s natural gas wells.”

With 1.5 million net acres under lease, Chesapeake is the largest owner in the Marcellus Shale play, which spans from northern West Virginia across much of Pennsylvania and across portions of the Southern Tier of New York.  Chesapeake is the most active driller in the Marcellus Shale play and by the end of 2009, Chesapeake expects to become the largest producer of natural gas from the play.

Chesapeake Energy Corporation is one of the leading producers of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.